Exhibit 99.1

NEWMARKET CORPORATION REPORTS IMPROVED THIRD QUARTER AND FIRST NINE MONTHS 2011 RESULTS

•	Petroleum Additives Operating Profit Before Gain on Legal Settlement Improves 5 Percent for the Third Quarter and 10 Percent for Nine Months 2011

•	Repurchased 442,300 Shares of Common Stock in the Third Quarter

Richmond, VA, November 1, 2011 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2011.

Net income for the third quarter of 2011 improved to $71.4 million, or $5.22 per share, compared to net income of $45.7 million, or $3.18 per share, for the third quarter last year. For the first nine months of this year, net income increased to $173.2 million, or $12.54 per share, compared to net income of $127.7 million, or $8.64 per share for the same period last year.

The earnings for the third quarter and nine month periods of this year include a net gain on a legal settlement. The earnings for the third quarter and nine month periods for both this year and last year include a loss on an interest rate swap. The following Summary of Earnings reflects net income including these two items as well as earnings excluding them and the related per share amounts.

	Summary of Earnings
	(In millions, except per-share amounts)
	Third Quarter Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Net Income:
Net income	$71.4	$45.7	$173.2	$127.7
(Gain) on legal settlement, net	(23.9)	—	(23.9)	—
Loss on interest rate swap agreement	7.9	3.3	9.9	10.7

Income excluding (gain) on legal settlement and loss on interest rate swap	$55.4	$49.0	$159.2	$138.4

Diluted Earnings Per Share:
Net income	$5.22	$3.18	$12.54	$8.64
(Gain) on legal settlement, net	(1.74)	—	(1.73)	—
Loss on interest rate swap agreement	0.58	0.23	0.71	0.73

Income excluding (gain) on legal settlement and loss on interest rate swap	$4.06	$3.41	$11.52	$9.37

Petroleum additives segment operating profit of $122.8 million for the third quarter of 2011, as well as this year’s nine month operating profit of $288.9 million, includes the $38.7 million before tax gain on the legal settlement. Excluding the gain on the legal settlement for the third quarter of this year, operating profit improved to $84.1 million, an increase of 5 percent over operating profit for third quarter 2010 of $80 million. Sales of petroleum additives for the third quarter of this year improved to $552 million, an increase of 19 percent over sales in the third quarter of last year of $465.1 million while shipments in the third quarter of this year were about even with last year’s third quarter.

Petroleum additives operating profit, excluding the gain on the legal settlement, for the first nine months of this year increased to $250.2 million, an improvement of 10 percent over operating profit for the same period last year of $227 million. Sales of petroleum additives for the first nine months of this year reached $1,627.4 million, an improvement of 23 percent over sales for the same period last year of $1,319.4 million. The increase in sales for the first nine months of this year included the benefit of a 9 percent increase on shipments.

The increase in this year’s third quarter petroleum additives earnings reflects improved fuel additives results over the same period last year while the improvement in petroleum additives results for the first nine months of this year continue to reflect strong performance in the lubricant additives product line as well as improved fuel additive results. Both the third quarter and nine months results include improved results in every major region of our operations.

During the third quarter of this year, we repurchased 442,300 shares of our common stock bringing the total repurchases in the first nine months of this year to 659,373 shares at an average cost of $143.71 per share.

Our petroleum additives business continues its strong performance by delivering new and differentiated products and services to our customers that strengthens their position in the marketplace as we continue increasing our investment in research and development. Our financial position remains strong enhancing our capacity for future growth and our ability to improve shareholder value.

Please read our third quarter Form 10-Q for more details on the operations of the company.

Sincerely,

Thomas E. Gottwald

Both the third quarter and nine months 2011 included a net gain on a legal settlement. Also, the current year and prior year third quarter and nine months periods include a loss on an interest rate swap related to financing on Foundry Park resulting from the Company valuing the swap agreement at fair value at the end of each reporting period. The Company is reporting net income including these items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company believes that even though income excluding these items is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the Company’s performance. The Company believes presenting our earnings excluding these items enhances period to period comparability. The Company believes that income, excluding those items, should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 11:00 a.m. EDT on Wednesday, November 2, 2011, to review third quarter 2011 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until November 9, 2011 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 381053. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete recent or future acquisitions or successfully integrate recent or future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2010 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Revenue:
Petroleum additives	$552.0	$465.1	$1,627.4	$1,319.4
Real estate development	2.8	2.9	8.6	8.6
All other (a)	2.6	3.8	8.0	8.7

Total	$557.4	$471.8	$1,644.0	$1,336.7

Segment operating profit:
Petroleum additives
Petroleum additives before gain on legal settlement, net	$84.1	$80.0	$250.2	$227.0
Gain on legal settlement, net (b)	38.7	0.0	38.7	0.0

Total petroleum additives	122.8	80.0	288.9	227.0
Real estate development	1.8	1.8	5.4	5.3
All other (a)	0.1	1.2	1.5	3.2

Segment operating profit	124.7	83.0	295.8	235.5
Corporate unallocated expense	(3.8)	(5.6)	(11.5)	(14.5)
Interest and financing expenses	(4.8)	(4.5)	(14.1)	(12.7)
Loss on an interest rate swap agreement (c)	(13.0)	(5.5)	(16.2)	(17.6)
Other income (expense), net	0.2	0.2	(0.9)	(0.2)

Income before income tax expense	$103.3	$67.6	$253.1	$190.5

Net income	$71.4	$45.7	$173.2	$127.7

Basic earnings per share	$5.22	$3.19	$12.54	$8.66

Diluted earnings per share	$5.22	$3.18	$12.54	$8.64

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our TEL business, as well as certain contract manufacturing of Ethyl Corporation.
(b)	On September 13, 2011 we signed a settlement agreement with Innospec Inc. and its subsidiaries Alcor Chemie Vertriebs GmbH and Innospec Ltd. (collectively, Innospec) which provided for mutual releases of the parties and dismissal of the actions with prejudice. Under the settlement agreement, Innospec will pay NewMarket an aggregate amount of approximately $45 million in a combination of cash, a promissory note, and stock, of which $25 million was paid in cash on September 20, 2011 and $5 million was paid in the form of 195,313 shares of unregistered Innospec Inc. common stock. Fifteen million dollars is payable in three equal annual installments of $5 million under the promissory note, which bears simple interest at 1% per year. The first installment is due on September 10, 2012. The gain is net of expenses related to the settlement of the lawsuit.
(c)	The loss on an interest rate swap represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Revenue:
Net sales - product	$554,539	$468,919	$1,635,429	$1,328,170
Rental revenue	2,857	2,858	8,573	8,574

	557,396	471,777	1,644,002	1,336,744

Costs:
Cost of goods sold - product	411,133	334,766	1,206,843	944,968
Cost of rental	1,067	1,089	3,203	3,245

	412,200	335,855	1,210,046	948,213

Gross profit	145,196	135,922	433,956	388,531

Selling, general, and administrative expenses	36,075	35,711	111,818	102,478
Research, development, and testing expenses	26,888	22,719	76,728	65,866
Gain on legal settlement, net (a)	38,656	—	38,656	—

Operating profit	120,889	77,492	284,066	220,187

Interest and financing expenses	4,797	4,465	14,135	12,728
Other expenses, net (b)	12,825	5,453	16,879	16,974

Income before income tax expense	103,267	67,574	253,052	190,485

Income tax expense	31,906	21,855	79,843	62,772

Net income	$71,361	$45,719	$173,209	$127,713

Basic earnings per share	$5.22	$3.19	$12.54	$8.66

Diluted earnings per share	$5.22	$3.18	$12.54	$8.64

Shares used to compute basic earnings per share	13,680	14,353	13,807	14,756

Shares used to compute diluted earnings per share	13,680	14,383	13,814	14,788

Cash dividends declared per share	$0.600	$0.375	$1.64	$1.125

Notes to Consolidated Statements of Income

(a)	On September 13, 2011, we signed a settlement agreement with Innospec Inc. and its subsidiaries Alcor Chemie Vertriebs GmbH and Innospec Ltd. (collectively, Innospec) which provided for mutual releases of the parties and dismissal of the actions with prejudice. Under the settlement agreement, Innospec will pay NewMarket an aggregate amount of approximately $45 million in a combination of cash, a promissory note, and stock, of which $25 million was paid in cash on September 20, 2011 and $5 million was paid in the form of 195,313 shares of unregistered Innospec Inc. common stock. Fifteen million dollars is payable in three equal annual installments of $5 million under the promissory note, which bears simple interest at 1% per year. The first installment is due on September 10, 2012. The gain is net of expenses related to the settlement of the lawsuit.
(b)	On June 25, 2009 we entered into an interest rate swap. The loss on the interest rate swap was $13.0 million for the third quarter ended September 30, 2011 and $16.2 million for the nine months ended September 30, 2011. The loss on the interest rate swap was $5.5 million for the third quarter ended September 30, 2010 and $17.6 million for the nine months ended September 30, 2010. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30	December 31
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$54,462	$49,192
Short-term investments	0	300
Trade and other accounts receivable, less allowance for doubtful accounts ($680 - 2011; $733 - 2010)	307,702	257,748
Inventories	314,191	273,215
Deferred income taxes	5,237	6,876
Prepaid expenses and other current assets	35,578	15,444

Total current assets	717,170	602,775

Property, plant and equipment, at cost	1,029,559	988,180
Less accumulated depreciation and amortization	677,256	654,204

Net property, plant and equipment	352,303	333,976

Prepaid pension cost	14,410	8,597
Deferred income taxes	17,891	21,974
Other assets and deferred charges	70,769	48,893
Intangibles (net of amortization) and goodwill	40,291	46,526

Total assets	$1,212,834	$1,062,741

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$97,065	$109,250
Accrued expenses	89,143	71,558
Dividends payable	6,903	5,304
Book overdraft	6,182	1,063
Long-term debt, current portion	9,690	4,369
Income taxes payable	29,429	14,843

Total current liabilities	238,412	206,387

Long-term debt	266,358	217,544
Other noncurrent liabilities	151,497	147,170

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 13,404,831 in 2011 and 14,034,884 in 2010	—	—
Accumulated other comprehensive loss	(68,050)	(73,820)
Retained earnings	624,617	565,460

	556,567	491,640

Total liabilities and shareholders’ equity	$1,212,834	$1,062,741

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Nine Months Ended September 30
	2011	2010

Net income	$173,209	$127,713
Depreciation and amortization	31,149	27,831
Cash pension and postretirement contributions	(23,479)	(15,556)
Noncash pension and postretirement expense	11,907	12,358
Gain on legal settlement, net	(38,656)	—
Net proceeds from legal settlement	25,000	—
Working capital changes	(88,411)	(61,212)
Capital expenditures	(42,771)	(25,143)
Acquisition of business	—	(41,300)
Net borrowings under revolving credit agreement	51,000	20,000
Repayment of Foundry Park I construction loan	—	(99,102)
Borrowing under Foundry Park I mortgage loan	—	68,400
Repurchases of common stock	(85,892)	(88,969)
Dividends paid	(22,534)	(16,396)
All other	14,748	(10,172)

Increase (decrease) in cash and cash equivalents	$5,270	$(101,548)